Exhibit 99.1

Safeguard Scientifics Announces
Third Quarter 2014 Financial Results

Conference call and webcast today at 9:00 a.m. EDT

Wayne, PA, October 24, 2014 - Safeguard Scientifics, Inc. (NYSE:SFE) today announced third quarter 2014 financial results. For the three months ended September 30, 2014, Safeguard’s net loss was $14.0 million, or $0.68 per share, compared to a net loss of $19.4 million, or $0.90 per share, for the same period in 2013. For the nine months ended September 30, 2014, Safeguard’s net income was $10.0 million, or $0.47 per share, compared to a net loss of $59.5 million, or $2.80 per share, for the same period of 2013.

“Disciplined execution continues to propel Safeguard and our partner companies toward achieving various strategic milestones and value creation opportunities in 2014,” said Stephen T. Zarrilli, President and CEO at Safeguard. “During the third quarter, Safeguard deployed $29.5 million in four new healthcare and technology companies. Year-to-date, Safeguard deployed $39.3 million in six new healthcare and technology partner companies and realized $81.3 million in proceeds from exit transactions involving four partner companies. Safeguard remains well-positioned to continue to grow our stable of partner companies and to respond to M&A opportunities.”

“At September 30, 2014, Safeguard had deployed $233 million of capital into its 24 current partner companies,” said Jeffrey B. McGroarty, Senior Vice President and CFO at Safeguard. “Safeguard enjoys exceptional financial strength, flexibility and liquidity. Our net cash, cash equivalents and marketable securities totaled $115.4 million, after subtracting the total carrying value of debt outstanding of $50.3 million.”

PARTNER COMPANY AGGREGATE REVENUE GUIDANCE
Safeguard reiterates that partner company aggregate revenue in 2014 is projected to be between $345 million and $365 million. Aggregate revenue guidance for the same partner companies in 2013 and 2012 was $284 million and $201 million, respectively. Aggregate revenue guidance for 2014 and prior years reflects revenue on a net basis. Revenue data for certain partner companies pertain to periods prior to Safeguard’s involvement with those companies and are based solely on information provided to Safeguard by those companies. Revenue figures do not include new partner companies InfoBionic, Propeller Health, Syapse, Transactis, Trice Medical and WebLinc, which were acquired in 2014. Safeguard reports the revenue of its equity and cost-method partner companies on a one-quarter lag basis.

PARTNER COMPANY HIGHLIGHTS

KEY: Safeguard Partner Company Revenue Stages
Development Stage ●Pre-revenue ●Proving out technology ●Developing prototype ●Beta stage customers	Initial Revenue Stage ●Up to $5M in annual revenue ●Initial customers ●Early market penetration ●Management team forming ●Infrastructure being built	Expansion Stage ●$5M to $20M in annual revenue ●Commercial grade solution ●Growing market penetration ●Management team built out ●Infrastructure in place	High Traction Stage ●$20M+ in annual revenue ●Significant commercial traction

HEALTHCARE

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ - High Traction Stage)
AdvantEdge Healthcare Solutions (“AdvantEdge”) is a technology-enabled provider of healthcare revenue cycle and business management solutions that substantially improve decision-making, maximize financial performance, streamline operations and eliminate compliance risks for healthcare providers. AdvantEdge is recognized as one of the top 10 medical billing, coding and practice management companies in the U.S.; has more than 625 employees in seven regional offices in the U.S. and one office in Bangalore, India; and collects more than $1 billion annually for its physician, hospital, ambulatory surgery and large office-based clients. Safeguard has deployed $15.3 million in AdvantEdge since November 2006 and has a 40% primary ownership position.

Market Opportunity - The market for AdvantEdge’s services is estimated to be between $5 billion and $10 billion annually, which includes hospital-based physician revenue cycle management and office-based revenue cycle management. The ongoing pressures created by provider consolidations, reimbursement decreases and accountable care initiatives present challenges for players in the revenue-cycle management space. AdvantEdge believes it can take advantage of these industry dynamics to grow its franchise over the long-term.

Operating Highlights - AdvantEdge continues to pursue scale through strategic and organic growth acquisitions, completing eight M&A transactions since 2009. The company’s revenue in 2013 was in excess of $40 million.

Dabo Health, Inc. (San Francisco, CA - Initial Revenue Stage)
Dabo Health provides the healthcare community with an online visualization platform to view and track improvement in key performance metrics, collaborate across hospitals and healthcare systems, and identify and share learnings to save lives-providing a solution that enables providers and payers to improve patient care, reduce per capita cost and maximize reimbursements. Safeguard has deployed $1.5 million in Dabo Health since November 2013 and has a 13% primary ownership position.

Market Opportunity - Driven by the Affordable Care Act, the healthcare landscape is rapidly shifting with a heightened focus on care quality and cost containment. Dabo Health is uniquely positioned to help stakeholders achieve their quality and cost management goals in the $100B pay-for-performance market. Dabo Health plans to monetize its health information platform by offering a subscription-based software-as-a-service (“SaaS”) model to providers and payers. Dabo Health’s target customers include the nearly 4,000 non-government community hospitals and approximately 80 payers in the U.S.

Operating Highlights - Dabo Health intends to publish the details of its pilot program, in which Dabo Health launched its platform into 200+ hospitals throughout the U.S., in late 2014. This will be accompanied by a commercial launch that seeks to penetrate the core hospital market, including for-profit and non-for-profit hospitals as well as payers who are focused on connecting with providers to manage performance and reduce costs.

Good Start Genetics, Inc. (Cambridge, MA - High Traction Stage)
Good Start Genetics is an innovative molecular genetic information company that has developed more accurate and comprehensive genetic carrier screening tests, largely based on next-generation sequencing technology. In early 2012,

Good Start Genetics launched its test menu, GoodStart Select™, which screens for all 23 genetic disorders recommended for screening by leading medical societies and influential advocacy groups. Good Start Genetics’ next-generation DNA sequencing technology, combined with other proven genetic screening technologies, results in higher carrier detection rates regardless of ethnicity. Safeguard has deployed $12.0 million in Good Start Genetics since September 2010 and has a 30% primary ownership position.

Market Opportunity - According to the Centers for Disease Control and Prevention (“CDC”), approximately 62 million women are within reproductive age range in the U.S.; 6.6 million pregnancies occur annually in the U.S.; and 1.2 million women seek fertility treatment annually in the U.S. This presents a total addressable U.S. market opportunity of $1.7B to $2.1B for carrier screening in reproductive health.

Operating Highlights - Good Start Genetics continues to expand access to its GoodStart Select genetic carrier screening tests beyond the in vitro fertilization setting to the broader women’s health community, including Ob/Gyn and maternal fetal medicine physicians. Good Start Genetics intends to develop as a fully integrated molecular genetics information company by marketing its tests not only to fertility clinics, but also to Ob/Gyn practices and other segments of the reproductive health sector.

InfoBionic, Inc. (Lowell, MA - Development Stage)
InfoBionic is an emerging digital health company focused on creating superior patient monitoring solutions for chronic disease management with an initial market focus on cardiac arrhythmias. The company’s MoMe™ System is the first cloud-based, multi-pass analysis universal remote patient monitoring platform that provides unprecedented analytics with seamless transition between Holter, Event, and Mobile Cardiac Telemetry monitoring modes in one device. Safeguard deployed $4.0 million in InfoBionic in March 2014 and has an 18% primary ownership position.

Market Opportunity - The global addressable market for monitoring cardiac arrhythmia and related events is estimated to be approximately $3 billion worldwide, including $1 billion in the U.S.

Operating Highlights - During the third quarter of 2014, InfoBionic expanded its executive team with Steven R. Wasserman joining as Chief Financial Officer and William G. Swavely joining as Senior Vice President of IT. In addition, Excel Venture Management and Zaffre Investments, a wholly-owned subsidiary of Blue Cross Blue Shield of Massachusetts, joined the Series B financing syndicate.

Medivo, Inc. (New York, NY - Expansion Stage)
Medivo unlocks the power of lab data to better inform treatment decisions and improve health outcomes. Medivo’s clinical data experts extract proprietary insights from the Medivo Lab Value ExchangeTM (LVXTM), an anonymized patient level clinical database from a network of more than 140 U.S. labs with data across 200,000 practice locations and 30 million patients. Medivo helps deliver on the promise of precision medicine by providing decision support on the use of targeted therapeutics. Medivo enables life science companies to build clinical intelligence to optimize their sales and marketing initiatives. Medivo’s services also enable its clinical lab partners to realize the full value of their data assets. Safeguard has deployed $11.6 million in Medivo since November 2011 and has a 35% primary ownership position.

Market Opportunity - The healthcare industry spends more than $5 billion annually on data analytics. Medivo generates revenue through targeting and analytics programs and clinical services. Based upon current monetization strategies, the addressable healthcare analytics market for Medivo’s products is estimated to grow at 23.7% from 2012 to 2017 to reach $10.8 billion.

Operating Highlights - During the third quarter of 2014, Medivo announced a partnership with NeoGenomics Laboratories, a leading provider of cancer-focused genetic and molecular testing services. This collaboration enables Medivo to expand its LVX database to include NeoGenomics’ comprehensive oncology testing menu, which will provide Medivo’s partners with superior resources for research and discovery of new insights in oncology conditions in an effort to improve patient outcomes.

NovaSom, Inc. (Glen Burnie, MD - Expansion Stage)
NovaSom is a leader in Obstructive Sleep Apnea (“OSA”) home testing, with the AccuSom® home sleep test, the only comprehensively supported home sleep test that provides continuous patient support and next-day test results and interpretation for health care professionals. The FDA-cleared AccuSom is as accurate as sleep lab testing, and significantly more convenient and comfortable for patients. Patients are able to test around their own schedule and can sleep in their own bed, which helps eliminate "first night" effect and improves data collection. AccuSom is currently covered for more than 150 million commercially insured U.S. lives. NovaSom is accredited by the Joint Commission as an Ambulatory Care Sleep Diagnostic Center & Telehealth Provider, is classified by CMS as an Independent Diagnostic Testing Facility and is an Approved Out of Center Sleep Testing Supplier by the American Academy of Sleep Medicine. Safeguard has deployed $21.1 million in NovaSom since June 2011 and has a 30% primary ownership position.

Market Opportunity - The OSA diagnostic market in the U.S. is estimated to be approximately $4 billion and is growing 15-20% annually. Only 3 million sufferers in the U.S. have been diagnosed to date, out of an estimated 40 million moderate to severe OSA sufferers.

Operating Highlights - During the third quarter of 2014, AccuSom was featured in a New York Times article entitled, “A Sleep Apnea Test Without a Night in the Hospital.” In the article, reporter Donald G. McNeil Jr. highlighted AccuSom’s ease of use and accurate data over a three-night period, and explained how technology has drastically improved during the 10 years since he was first diagnosed with sleep apnea.

Propeller Health, Inc. (Madison, WI - Initial Revenue Stage)
Propeller Health provides digital solutions to measurably improve respiratory health. One of the first mobile platforms with FDA clearance, Propeller Health combines sensors, mobile apps and predictive analytics to monitor and engage patients, increase adherence and encourage effective self-management. The company partners with integrated delivery systems and health plans seeking new solutions to improve quality, strengthen care teams and reduce the cost of care for asthma and chronic obstructive pulmonary disease (“COPD”), the fifth and sixth most expensive diseases in the U.S., respectively. Safeguard deployed $9.0 million in Propeller Health in August 2014 and has a 24% primary ownership position.

Market Opportunity - Asthma and COPD currently cost payers and patients in the U.S. more than $100 billion annually. By 2020, the CDC estimates that the cost of medical care for adults in the U.S. with COPD alone will increase 53% to more than $90 billion.

Operating Highlights - During the third quarter of 2014, Safeguard led a $14.5 million Series B financing for Propeller Health, with participation from Series A investor The Social+Capital Partnership. Propeller Health will use the funding to accelerate product development, strategic alliances, client services, sales and marketing. In addition, the company recently received FDA clearance for a new inhaler sensor and predictive analytics, and is concluding a 500-person randomized control trial at Dignity Health. Propeller Health is also partnering with Boehringer Ingelheim in a first of its kind program to offer a Propeller sensor for Respimat, Boehringer Ingelheim’s new inhaler for COPD medications.

Putney, Inc. (Portland, ME - High Traction Stage)
Putney is a rapidly growing specialty pharmaceutical company developing high-quality, cost-effective generic medicines for pets. Putney’s mission is to partner with veterinary practices to provide high-quality medicines that meet pet medical needs and offer cost-effective alternatives for pet owners. Safeguard has deployed $14.9 million in Putney since September 2011 and has a 28% primary ownership position.

Market Opportunity - According to IMS Health, 86% of all human prescriptions in the U.S. are filled with a generic, yet very few generics exist for drugs prescribed for pets. Analysis of the FDA Center for Veterinary Medicine’s approvals reveals that 91% of FDA-approved drugs for pets have no generic equivalent. The overall size of the pet pharmaceutical market is significant. Data presented at the FTC Pet Medication Workshop in October 2012 showed that Americans spend $7 billion annually on pet medicines. According to Vetnosis, this sector is projected to grow at a compound annual rate of 5% per year between 2011 and 2016.

Operating Highlights - During the third quarter of 2014, Putney announced that it launched Enrofloxacin Flavored Tablets with the three largest national veterinary distributors-Henry Schein Animal Health, MWI Veterinary Supply and Patterson Veterinary. In combination with existing and new independent distributor partnerships and Putney’s direct sales, these agreements provide unrestricted distribution of Putney’s Enrofloxacin Flavored Tablets to veterinarians throughout the U.S. Since Putney has achieved full access to the veterinary marketplace, the company estimates that it has already gained approximately 70% of the oral Enrofloxacin Flavored Tablet market for dogs and cats. To date, Putney has commercialized five FDA-approved veterinary generic drugs in three different dose forms.

Quantia, Inc. (Waltham, MA - Expansion Stage)
Quantia is on a mission to nurture the wisdom of the physician community-and tap into it to deliver better care. As the pioneer in physician engagement management, Quantia has spent nearly a decade building an active online community-QuantiaMD-where 225,000 physicians (about one in three nationwide) interact with experts and collaborate to achieve the best outcomes for their patients. By blending expert content, social networking, and game mechanics, Quantia has created an environment that physicians want to explore. The company’s clients represent large health systems and life sciences companies that tap into Quantia’s community to boost engagement among target physicians and inspire change at the point of care. Safeguard has deployed $11.8 million in Quantia since August 2013 and has a 42% primary ownership position.

Market Opportunity - Quantia currently generates revenue through three channels: (1) pharmaceutical companies that need to reach and engage healthcare professionals to increase market share; (2) hospital systems that need to align with physicians to achieve clinical, operational and financial objectives; and (3) medical technology companies that need to increase brand awareness among physicians and drive qualified leads. The scalable and secure Quantia platform has an annual addressable market estimated to be between $1 billion to $2 billion.

Operating Highlights - During the third quarter of 2014, Quantia was selected by Post Acute Medical, one of the U.S.’s leading providers of long-term acute care services, to more effectively engage and align physicians around important clinical and operational initiatives. Post Acute Medical will leverage Quantia’s Physician Engagement Platform to improve collaboration and knowledge sharing while also offering an important mechanism for understanding the needs of its physician stakeholders for further alignment of the organization.

Syapse, Inc. (Palo Alto, CA - Initial Revenue Stage)
Syapse is a software company enabling healthcare providers to deploy precision medicine programs. Syapse’s Precision Medicine Data Platform integrates complex genomic and clinical data with care pathways and medical knowledge bases, providing clinicians with actionable insights to enable diagnosis and treatment. In addition, it enables longitudinal tracking of patients over time, creating expansive sources of real world evidence that will be used to power learning health systems across networks of affiliated health providers. The platform integrates data from electronic medical records, molecular testing labs, imaging and billing systems, and is agnostic to the data source or system. Safeguard deployed $5.8 million in Syapse in June 2014 and has a 27% primary ownership position.

Market Opportunity - Syapse’s technology provides integral software infrastructure for any healthcare provider utilizing genomics, molecular, and high-complexity clinical data in the care of their patients. While Syapse’s platform can be applied to any disease area, early customers have focused on oncology. United Health Group estimates that the annual addressable U.S. market for genetic and molecular diagnostic testing will reach $15 billion to $25 billion by 2021, while MarketsandMarkets reports that the global Health IT market was $40.4 billion in 2012 and will grow to $56.7 billion by 2017.

Operating Highlights - During the third quarter of 2014, Syapse expanded its Customer Solutions team to support its rapidly growing client base of healthcare provider organizations. In line with this expansion, Syapse plans to open an office in the Philadelphia area to support its clients on the east coast.

Trice MedicalTM (King of Prussia, PA - Development Stage)
Trice Medical is a diagnostics company focused on micro invasive technologies. Trice Medical has pioneered fully integrated camera-enabled needle technologies that provide a clinical solution that is optimized for the physician’s office. Trice’s mission is to provide more immediate and definitive patient care, eliminating the false reads associated with current indirect modalities and significantly reducing the overall cost to the healthcare system. Safeguard has deployed $5.0 million in Trice Medical since July 2014 and has a 32% primary ownership position.

Market Opportunity - In the U.S., it is estimated that over $100 billion is spent on magnetic resonance imaging (“MRI”) each year. Private insurers, which cover approximately 80% of all sports medicine injuries, often pay an average of $1,500-$1,700 per MRI-all of which is paid to the facility that owns the MRI and an independent radiologist, not the orthopedic surgeon who is treating the patient.

Operating Highlights - During the third quarter of 2014, Trice Medical received FDA 510(k) clearance for its new device, mi-eye™. mi-eye is a fully disposable, single-use, streamlined visualization device that uses a standard 14-gauge needle with an integrated camera and light source to perform a diagnostic arthroscopy-all while in the physician’s office during the initial consultation. Trice Medical intends to execute a limited marketing launch beginning in the fourth quarter of 2014. The company is currently building inventory and developing marketing tools and educational programs in preparation for the launch.

TECHNOLOGY

AppFirst, Inc. (New York, NY - Initial Revenue Stage)
AppFirst's Application Operations Intelligence platform provides businesses with a universal timeline of application data and insights in the context of their supporting infrastructure. By delivering unmatched visibility, AppFirst enables organizations to proactively troubleshoot, increase system performance and asset utilization, enable highly accurate chargeback capabilities, and reduce overall IT costs. Safeguard has deployed $8.6 million in AppFirst since December 2012 and has a 34% primary ownership position.

Market Opportunity - AppFirst competes in the $2.1 billion application-performance monitoring market, where existing vendors are growing 9% per year, according to 2012 Gartner Group estimates.

Operating Highlights - During the third quarter of 2014, AppFirst introduced an enterprise version of its platform with options to run secure scenarios on-premise, in the cloud, or in a hybrid environment. The company is partnering with Accretive to offer predictive analytics to help enterprises expose, anticipate and intervene in IT risks across organizational silos. The enterprise platform uses patented data collection and aggregation methodology to deliver-at a sub-millisecond level-visibility into every application call, system event, log file entry, configuration change, third-party application or custom code event, as well as data from thousands of plug-ins.

Apprenda, Inc. (Troy, NY - Initial Revenue Stage)
Apprenda is a leading enterprise platform-as-a-service (“PaaS”) company powering the next generation of enterprise software development in public, private and hybrid clouds. As a foundational software layer and application run-time environment, Apprenda abstracts away the complexities of building and delivering modern software applications, enabling enterprises to turn ideas into innovations more quickly. With Apprenda, enterprises can securely deliver an entire ecosystem of data, services, applications and application programming interfaces to both internal and external customers across any infrastructure. Safeguard deployed $12.1 million in Apprenda in November 2013 and has a 22% primary ownership position.

Market Opportunity - Apprenda was named by Gartner as an early leader for private cloud enabled application platforms (“CEAP”), a new category with a potential annual market opportunity of up to $4 billion. CEAP provides PaaS functionality as a software product, allowing an enterprise to write to a platform that can be deployed in-house on their servers or externally on another vendor’s cloud.

Operating Highlights - During the third quarter of 2014, Apprenda announced the OneCloud Alliance, a partner program dedicated to bringing together best-of-breed cloud providers to deliver portable and interoperable solutions without the fear of vendor lock-in. The program builds on Apprenda’s commitment to encouraging flexibility, ease of use, and most of all, customer choice, when it comes to cloud application delivery. Apprenda also received the ‘Most Promising’ award from Albany Business Review in recognition of its technology platform and growth. Currently, Apprenda is working with many of the world’s top banks including JPMorgan Chase, which has the largest enterprise PaaS deployment in the world with more than 3,000 apps running on its platform. Apprenda has customers in a variety of other industries, with leading healthcare organizations including AmerisourceBergen, McKesson and Memorial Sloan Kettering Cancer Center using Apprenda to create new efficiencies and revenue streams.

Beyond.com, Inc. (King of Prussia, PA - High Traction Stage)
Beyond.com, The Career Network, helps millions of professionals find jobs and advance their careers while also serving as the premier destination for companies in need of top talent. This is achieved through more than 500 talent communities that use integrated social features to help members discover relevant jobs, career news, career advice, and resources. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and has a 38% primary ownership position.

Market Opportunity - The global human capital management market is estimated to be $85 billion. According to IDC, the U.S. recruiting market is estimated to be between $15 billion and $20 billion, while the U.S. online recruiting market is estimated to be approximately $5.3 billion.

Operating Highlights - During the third quarter of 2014, Beyond.com launched SmartMatch Technology, which is designed to match job seekers to available positions using an algorithm that learns from user behavior. This smart technology evolves as a person engages with Beyond.com, learning from users while they scan millions of job openings to identify other similar, open positions.

Bridgevine, Inc. (Vero Beach, FL - High Traction Stage)
Bridgevine provides customer acquisition and retention solutions for enterprise customers. Bridgevine’s platform is used by leading companies in communications, entertainment, home security, and energy resulting in millions of consumer interactions annually. Safeguard has deployed $10.0 million in Bridgevine since August 2007 and has a 17% primary ownership position.

Market Opportunity - Barclays PLC estimates that the online lead generation/e-mail marketing market is expected to grow from $1.8 billion in 2012 to $2.0 billion in 2016. In addition, the market for online search-related marketing is estimated to grow from $17.7 billion in 2012 to $29.9 billion in 2016.

Operating Highlights - Integration activities continue at Bridgevine in the wake of its second quarter 2014 merger with Acceller. The combined company offers the largest and most advanced customer acquisition and retention platform in the marketplace. The transaction is expected to improve operating margins and drive annual revenue to more than $80 million in 2015.

Clutch Holdings, Inc. (Ambler, PA - Initial Revenue Stage)
Clutch is an advanced, end-to-end consumer management platform that empowers customer-focused marketers of premier brands to strategically identify, understand and engage their customers. Clutch delivers consumer insights to effectively segment, motivate and optimize customer activity across mobile, online, in-store and social channels, thus maximizing the lifetime value of customers. Safeguard has deployed $7.5 million in Clutch since February 2013 and has a 30% primary ownership position.

Market Opportunity - The customer management category is an emerging, multi-billion dollar industry focused on delivering premier brands the ability to maximize relationships with, and the lifetime value of, their customers. Clutch’s advanced technology platform and consultative approach delivers intelligence, sophisticated understanding, strategic engagement, and powerful optimization to achieve this.

Operating Highlights - During the third quarter of 2014, Clutch launched an automated loyalty solution for Amazon Webstore merchants, enabling them to use the Clutch platform to issue customer loyalty program rewards and enable rewards redemption during checkout. Clutch also recently expanded its solution for Pandora Jewelry, launched the rewards solution for Rawlings, and finalized a partnership with payment processor EVO.

DriveFactor, Inc. (Richmond, VA - Initial Revenue Stage)
DriveFactor provides auto insurance companies and original equipment manufacturers with a SaaS platform for telematics-driven usage based insurance (“UBI”) and rewards programs. The DriveFactor platform is live in market on three continents and enables UBI and rewards programs that drive profitable acquisition and retention. The DriveFactor platform can accept driving data from any vehicle telematics technology and is easily integrated with a client’s enterprise system. Clients can be live in market with UBI in as little as four months. DriveFactor’s smartphone telematics apps, which are fully integrated into the DriveFactor telematics platform, are available for download on iOS and Android. Safeguard has deployed $4.5 million in DriveFactor since December 2011 and has a 41% primary ownership position.

Market Opportunity - UBI programs, also known as telematics-enabled insurance, are estimated to grow 50x and generate more than $50 billion in premiums globally by 2020, according to Ptolemus Consulting Group. In the U.S. alone, nearly 1 million vehicles used a form of UBI in 2012. That number is expected to increase to 38 million in 2017.

Operating Highlights - DriveFactor is growing revenue through white-label opportunities with global partners. DriveFactor partnerships and customers currently include Direct General Corporation (U.S.), Admiral Insurance (U.K.), Trygg-Hansa (Sweden), Deutsche Telekom (Germany), Orange (Switzerland) and Tower (New Zealand).

Hoopla Software, Inc. (San Jose, CA - Initial Revenue Stage)
Hoopla provides cloud-based software that helps sales organizations inspire and motivate sales team performance. Using Hoopla’s award-winning sales motivation platform, industry leaders such as Angie’s List, Marketo, Xactly Corp. and Zillow are building high-performance cultures that deliver dramatic gains in sales productivity and customer satisfaction. Safeguard has deployed $3.1 million in Hoopla since December 2011 and has a 26% primary ownership position.

Market Opportunity - Hoopla is in the employee performance management market. Companies in the U.S. spend approximately $5 billion on employee performance software and almost $38 billion on employee incentives every year. Hoopla’s platform takes advantage of data analytics and advanced gamification techniques to enhance performance.

Operating Highlights - During the third quarter of 2014, Hoopla bolstered its executive team with the addition of Mike Andersen as its new VP of Sales. In addition, the company rolled out five new releases of its platform including an Android version of its mobile sales motivation app, and added dozens of new customers.

Lumesis, Inc. (Stamford, CT - Initial Revenue Stage)
Lumesis is a SaaS, cloud-based financial technology company dedicated to delivering software solutions and comprehensive, timely data to the municipal bond marketplace. Through sophisticated analytical tools, real-time alerts, proprietary visualization technology and content-rich reporting, Lumesis’ DIVER solutions allow professionals across the municipal market to easily identify portfolio risks and opportunities, improve customer satisfaction, ensure compliance and enable growth. Lumesis is currently engaged with a range of organizations, including some of the largest asset managers, mutual fund companies, banks and global wealth management organizations. Safeguard has deployed $5.6 million in Lumesis since February 2012 and has a 49% primary ownership position.

Market Opportunity - Lumesis today focuses on delivering its solutions to portfolio managers, investment advisors, compliance professionals, financial advisor networks and issuers/underwriters in the muni-bond marketplace, which has doubled over the past 10 years. The company estimates that its current addressable market to this customer base is approximately $1 billion on an annual basis.

Operating Highlights - During the third quarter of 2014, Lumesis introduced a new product offering called Data Solutions, which delivers data from DIVER’s extensive database or custom datasets requested by clients, and also offers customer analysis and reports. Data Solutions leverages Lumesis’ expertise in data aggregation, quality control, analysis and delivery.

MediaMath, Inc. (New York, NY - High Traction Stage)
MediaMath is a global technology company that is leading the movement to revolutionize traditional marketing and drive transformative results for marketers through its TerminalOne (“T1”) Marketing Operating System™. A pioneer in the industry introducing the first Demand-Side Platform with the company's founding in 2007, MediaMath is the only company of its kind to empower marketers with an extensible, open platform to unleash the power of goal-based marketing at scale, transparently across the enterprise. T1 activates data, automates execution and optimizes interactions across all addressable media, delivering superior performance, transparency and control to all marketers and better, more individualized experiences for consumers. Safeguard has deployed $25.5 million in MediaMath since July 2009 and has a 21% primary ownership position.

Market Opportunity - According to PwC, digital ad spend worldwide is expected to grow at a compound annual rate of 15.6% between 2012 and 2016.

Operating Highlights - During the third quarter of 2014, MediaMath ranked #920 on the Inc. 5000 list of fast growing companies in recognition of MediaMath’s revenue growth between 2010 and 2013. MediaMath also ranked as one of Crain’s ‘Best Places to Work’ and was identified as the hottest company in ad tech in a Business Insider feature article. In addition, MediaMath opened offices in Paris, France and Sydney, Australia, and expanded its partnership with Headway Digital to bring more international data from Latin America and Europe to MediaMath’s platform. Lastly, MediaMath built on its unique position as one of the few select demand-side technology partners that have direct integration with the Facebook Exchange (“FBX”), by releasing the T1 FBX API, empowering clients to build custom tools to optimize and scale their T1 FBX workflow.

Pneuron Corporation (Woburn, MA - Initial Revenue Stage)
Pneuron Corporation enables organizations to rapidly solve business problems through a disruptive approach that cuts across data, applications and processes. By targeting the right information at the data source, companies are no longer faced with the complex integration and infrastructure requirements of traditional approaches. Pneuron’s platform enables customers to accelerate business value and develop reports, products and applications in half the time and cost of traditional methods. Its distributed approach is non-invasive, technology-agnostic and leverages an organization’s existing infrastructure, avoiding the deployment risks and IT concerns that are prevalent in today’s centralized data projects. Safeguard deployed $5.0 million in Pneuron in February 2013 and has a 28% primary ownership position.

Market Opportunity - The financial services industry spends approximately $10 billion per year on cloud enablement, information management software and business intelligence/analytics/collaboration, based on Forrester Research estimates. Analysts agree that Pneuron does not fit neatly into any category, and that the company is positioned to be a disruptive player across the financial services industry.

Operating Highlights - During the third quarter of 2014, Pneuron announced that sales for the first half of 2014 surpassed targeted and prior year results by 87% and 168%, respectively. Pneuron continues to strengthen its position as the industry’s top platform to connect data, applications, processes and analytics without the need of intermediary databases, associated data integration costs or system replacement. For example, C6 Intelligence recently licensed Pneuron’s Distributed Platform for the design, development and deployment of next generation business-to-business (“B2B”) and business-to-consumer (“B2C”) global risk and fraud solutions.

Spongecell, Inc. (New York, NY - Expansion Stage)
Spongecell is an award-winning advertising technology company that makes it easier to transform standard ads into dynamic, interactive digital ad experiences that run anywhere. Using data to drive advertising creative, Spongecell’s technology helps brands, creative and media agencies create more meaningful consumer engagement, without sacrificing speed. Spongecell works with some of the biggest companies in the world to drive their digital advertising campaigns and bring more interactive and engaging ad experiences to potential customers. Safeguard deployed $10.0 million in Spongecell in January 2012 and has a 23% primary ownership position.

Market Opportunity - The size of the U.S. Internet advertising market was approximately $43 billion in 2013, with a nine-year compound annual growth rate of 18%. Spongecell specifically addresses the high-growth mobile, video, rich media and display sub-markets, which represent approximately one-third of the total Internet advertising market.

Operating Highlights - During the third quarter of 2014, Spongecell expanded operations into Japan-which is the third largest advertising market in the world-as part of an exclusive partnership with SPI Japan, Japan’s premier marketing communications consultancy and a member of the Dentsu Group. In addition, Spongecell was selected by Mindshare North America, a WPP Company, as an Action Partner in THE LOOP, Mindshare's Adaptive Marketing system. As part of THE LOOP, Mindshare NA's clients can now leverage Spongecell's technology to successfully deliver real-time, curated content across paid media. Spongecell made important additions to its product line, launching a new dynamic video format that is scalable across desktop and mobile devices. The project drew on the experience of Spongecell’s Vice President of Engineering, Eric Rosenfeld, a seasoned video engineer who held senior positions at Ooyala and Comcast before joining Spongecell. Spongecell also made significant hires during the quarter, adding Matt Burgoon as Vice President of Operations. Matt had previously been Vice President of Operations at Tapad and was Vice President of Media Operations at Interclick during both its IPO and its acquisition by Yahoo.

Transactis, Inc. (New York, NY - Expansion Stage)
Transactis is a leading provider of electronic billing and payment solutions. Transactis’ cloud-based electronic bill presentment and payment (“EBPP”) platform, BillerIQ, is a white-labeled solution that’s offered “as-a-service”, enabling businesses to rapidly and securely deliver electronic bills, invoices and documents, as well as accept payments online, by phone, and via mobile device. BillerIQ is an extremely flexible and scalable platform for businesses ranging from 50 bills per month to Fortune 50 companies with hundreds of thousands of bills per month, across a variety of industries including property management, healthcare, insurance, public sector, utilities and financial services. The deep functionality of BillerIQ helps companies improve both their business-to-consumer and their business-to-business payment management, increase collection yields and accelerate cash flow all while reducing costs. Safeguard deployed $9.5 million in Transactis in August 2014 and has a 25% primary ownership position.

Market Opportunity - Fewer than 20% of bills are presented electronically in the U.S. The majority of 1990s-vintage technology and products in this market are on site at a single biller and are client-server oriented. The channel-oriented Transactis model features up-to-date software as a service infrastructure and is positioned to grow with an EBPP market that is expanding at a compound annual rate of 16%, according to a 2013 report by marketing consultant Latente Group.

Operating Highlights - During the third quarter of 2014, Safeguard led an $11 million Series D financing for Transactis, with participation from existing investors including StarVest Partners. Proceeds from this financing will enable Transactis to extend its leadership in the electronic billing and payments industry by expanding sales, marketing and client services, as well as accelerating product development. To date, Transactis has raised $40 million from Metamorphic Ventures, StarVest, Vermont Information Processing, Harland Clarke and now Safeguard. During the third quarter of 2014, Transactis ranked #420 on the Inc. 500 list of fast growing companies, in recognition of Transactis’ revenue growth between 2010-2013.

WebLinc, Inc. (Philadelphia, PA - Expansion Stage)
WebLinc is a commerce platform provider for fast growing online retailers. WebLinc tailors its commerce platform to the needs and scale of mid to large retailers by leveraging extensive experience and success supporting clients’ need for fast growth and system flexibility. By building upon the latest technologies such as Ruby on Rails and MongoDB, WebLinc’s commerce platform has successfully supported some of the fastest growing online retailers. The company's clients include Nasty Gal, Urban Outfitters’ brands Free People and Terrain, U.S. Polo Assn., Thomas Scientific, Jeffers Pet, Hello Kitty and many more. Safeguard deployed $6.0 million in WebLinc in August 2014 and has a 29% primary ownership position.

Market Opportunity - According to comScore, eCommerce grew at a rate of 13 percent year-over-year in the first quarter of 2014, while offline retail was nearly flat, achieving one percent growth from the year before. As this trend continues, WebLinc is positioned to continue helping B2C and B2B operations provide the omnichannel experience that customers now expect. It does so through a highly scalable platform, which provides full brand control, depth of features, and operational flexibility needed to run the most dynamic retail operations. WebLinc’s early adoption of responsive web design and expertise developing native mobile apps helps clients maximize multi-channel revenue and outperform the competition.

Operating Highlights - During the third quarter of 2014, Safeguard completed a $6 million Series A financing round for WebLinc. Proceeds from the financing will be used to accelerate the development of new features for WebLinc’s commerce platform, the onboarding of third party integration partners, and to expand the company’s marketing and sales teams. In 2014, WebLinc and members of its leadership team received a number of industry awards. WebLinc was named an eCommerce/mCommerce ‘Provider of the Year’ finalist for the Online Retail Awards, and was named to the 2014 philly.com list of 100 top work places in Philadelphia. CEO and Co-Founder Darren Hill was named a finalist for 2014 Ernst & Young Entrepreneur of the Year in the Greater Philadelphia Region, and is currently a nominee for the

Philadelphia Business Journal’s ‘Most Admired CEO’ Award. Lastly, CTO and Co-Founder Jason Hill was named by the Philadelphia Business Journal as the area’s Top IT Pro in the private company category.

SHELF REGISTRATION

During the third quarter of 2014, Safeguard filed a universal shelf Registration Statement on Form S-3 with the Securities and Exchange Commission (“SEC”) to allow the Company to issue common stock and various debt securities from time to time up to an aggregate of $150 million. Safeguard also filed an acquisition shelf Registration Statement on Form S-4 with the SEC to allow the Company to issue up to an aggregate of $50 million in common stock in connection with future acquisitions. These registration statements replace the Company’s existing shelf registration statements that expired in January 2014. Both registration statements were declared effective by the SEC on October 1, 2014.

“Although we have no current plans to issue securities under either shelf registration statement, we believe these filings enhance Safeguard’s financial flexibility in the event that appropriate opportunities present themselves and market conditions are favorable,” McGroarty concluded.

CONFERENCE CALL AND WEBCAST DETAILS
Please call 10-15 minutes prior to the call to register.

Date: Friday, October 24, 2014

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Live Number: 877-201-0168 // (International) 647-788-4901

Replay Number: 855-859-2056 // (International) 404-537-3406

Access Code: 10327314

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; and Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty.

Format: Discussion of third quarter 2014 financial results followed by Q&A.

Replay will be available through November 24, 2014 at 11:59pm EST.

For more information please contact IR@safeguard.com.

About Safeguard Scientifics
Safeguard Scientifics, Inc. (NYSE:SFE) has a distinguished track record of fostering innovation and building market leaders. For six decades, Safeguard has been providing growth capital and operational support to entrepreneurs across an evolving spectrum of industries. Today, Safeguard is focused specifically on two sectors-healthcare and technology. Recent successful exits include Alverix (acquired by Becton, Dickinson for $40 million); Crescendo Bioscience (acquired by Myriad Genetics for $270 million); NuPathe (acquired by Teva Pharmaceutical Industries for $144 million); and ThingWorx (acquired by PTC for initial proceeds of $112 million). For more information, please visit www.safeguard.com or Follow Us on Twitter @safeguard.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

# # #

SAFEGUARD CONTACTS:
For Investor Relations
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

For Media Relations
Heather R. Hunter
Vice President, Corporate Communications
610.975.4923
hhunter(at)safeguard(dot)com

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2014	December 31, 2013

Assets
Cash, cash equivalents and marketable securities	$151,901	$177,568
Other current assets	1,494	1,562
Total current assets	153,395	179,130
Ownership interests in and advances to partner companies and funds	158,638	148,579
Loan participations receivable	4,184	8,135
Long-term marketable securities	13,840	6,088
Other assets	2,251	4,064
Total Assets	$332,308	$345,996

Liabilities and Equity
Convertible senior debentures - current	$—	$470
Other current liabilities	6,666	7,704
Total current liabilities	6,666	8,174
Other long-term liabilities	3,471	3,683
Convertible senior debentures - non-current	50,283	49,478
Total equity	271,888	284,661
Total Liabilities and Equity	$332,308	$345,996

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Operating expenses	$4,177	$4,835	$14,485	$16,924
Operating loss	(4,177)	(4,835)	(14,485)	(16,924)

Other income (loss), net	(246)	(4,224)	31,580	(6,191)
Interest, net	(621)	(505)	(1,801)	(1,124)
Equity loss	(8,962)	(9,866)	(5,329)	(35,253)

Net income (loss) before income taxes	(14,006)	(19,430)	9,965	(59,492)
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$(14,006)	$(19,430)	$9,965	$(59,492)

Net income (loss) per share:
Basic	$(0.68)	$(0.90)	$0.47	$(2.80)
Diluted	$(0.68)	$(0.90)	$0.47	$(2.80)

Weighted average shares used in computing income (loss) per share :
Basic	20,678	21,494	21,042	21,245
Diluted	20,678	21,494	21,418	21,245

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Operating Loss
Healthcare	$—	$—	$—	$—
Technology	—	—	—	—
Penn Mezzanine	(3)	(4)	(8)	(13)
Total segment results	(3)	(4)	(8)	(13)
Other items (a)	(4,174)	(4,831)	(14,477)	(16,911)
	$(4,177)	$(4,835)	$(14,485)	$(16,924)

Net income (loss)
Healthcare	$(4,742)	$(11,325)	$33,164	$(33,665)
Technology	(4,109)	(3,490)	(6,108)	(7,990)
Penn Mezzanine	(92)	845	240	1,173
Total segment results	(8,943)	(13,970)	27,296	(40,482)
Other items (a)	(5,063)	(5,460)	(17,331)	(19,010)
Net income (loss)	$(14,006)	$(19,430)	$9,965	$(59,492)

(a) Other items includes corporate expenses and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 24 partner companies as of September 30, 2014, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	September 30, 2014

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method partner companies	$148,538	$221,581
Cost method partner companies	5,850	11,535
Other holdings	4,250	36,283
	$158,638	$269,399